Walmart reports third quarter results

•Revenue growth of 5.8%, up 6.0% in constant currency (cc)[1]
•Operating income decreased 0.2%, up 8.0% adjusted (cc)[1]
•eCommerce up 27% globally
•GAAP EPS of $0.77; Adjusted EPS[1] of $0.62
•Company raises outlook for FY26

“

BENTONVILLE, Ark., November 20, 2025 – Walmart Inc. (NYSE: WMT) announces third-quarter results with strong growth in revenue and adjusted operating income. Globally, eCommerce grew 27% with growth in each business segment of more than 20%. Walmart U.S. comp sales[2] up 4.5%, with strength across categories. For fiscal year 2026, the Company raises outlook for growth in net sales to 4.8% to 5.1% and adjusted operating income to 4.8% to 5.5%, both in constant currency (“cc”)[1]. Adjusted EPS[1] is expected to be $2.58 to $2.63, including a currency headwind of $0.01 to $0.02.

The team delivered another strong quarter across the business. eCommerce was a bright spot again this quarter. We’re gaining market share, improving delivery speed, and managing inventory well. We’re well-positioned for a strong finish to the year and beyond that, thanks to our associates. It’s been an honor to serve them as CEO, and I’m as excited about the future of this company as I’ve ever been. John Furner is a fantastic leader with a proven track record. I couldn’t be happier for him and for Walmart.”
Doug McMillon
President and CEO, Walmart

Third Quarter Highlights

•Revenue of $179.5 billion, up 5.8%, or 6.0% (cc)[1]
•Global eCommerce sales grew 27%, led by store-fulfilled pickup & delivery and marketplace
•Global advertising business[3] up 53%, including VIZIO; Walmart Connect in the U.S. up 33%
•Membership and other income up 9.0%, including 16.7% growth in membership income
•Gross margin rate up 2 bps, led by Walmart U.S, partially offset by International due to the timing of Flipkart's Big Billion Days event
•Operating income decreased 0.2%, primarily due to a non-cash share-based compensation charge at PhonePe in anticipation of a potential IPO; adjusted operating income up 8.0% (cc)[1]
•Adjusted EPS[1] of $0.62 excludes the effect, net of tax, of $0.20 gain on equity and other investments and $0.02 related to settlement of a certain legal matter, partially offset by $0.07 of incremental share-based compensation expense at PhonePe
•ROA at 8.4%; ROI[1] at 14.8%, negatively affected approximately 30 bps from discrete items[4] in the comparative trailing twelve month periods, including 25 bps from charge at PhonePe

[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Comp sales for the 13-week period ended October 31, 2025 compared to the 13-week period ended October 25, 2024 and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
[4] Represents items which were adjusted from operating income in the current and prior comparative trailing twelve month periods.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Total revenues

+5.8%
$169.6
$179.5
+6.0%
$169.6
$179.7
Q3 FY25
Q3 FY26
Reported
Q3 FY25
Q3 FY26
(cc)[1]

Operating income

(0.2%)
$6.7
$6.7
+8.0%
$6.7
$7.2
Q3 FY25
Q3 FY26
Reported
Q3 FY25
Q3 FY26
Adjusted (cc)[1]

Gross profit rate

+2 bps
24.2%
24.2%
Q3 FY25
Q3 FY26

Earnings per share (EPS)

+35.1%
$0.57
$0.77
+6.9%
$0.58
$0.62
Q3 FY25
Q3 FY26
Reported
Q3 FY25
Q3 FY26
Adjusted[1]

Balance Sheet and Liquidity

•Cash and cash equivalents of $10.6 billion
•Total debt of $53.1 billion[2]
•Operating cash flow of $27.5 billion, an increase of $4.5 billion
•Free cash flow[1] of $8.8 billion, an increase of $2.6 billion
•Repurchased 75.3 million shares YTD, or $7.0 billion[3]
•Inventory of $65.4 billion, an increase of $2.1 billion, or 3.2%
[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[3] $5.1 billion remaining of $20 billion authorization approved in November 2022.
       cc - constant currency

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	Q3 FY26	Q3 FY25	Change
Net sales	$120.7	$114.9	$5.8	5.1%
Comp sales (ex. fuel)[2]	4.5%	5.3%	NP	NP
Transactions	1.8%	3.1%	NP	NP
Average ticket	2.7%	2.1%	NP	NP
eCommerce contribution to comp	~440 bps	~290 bps	NP	NP
Operating income	$5.8	$5.4	$0.3	6.3%

Walmart U.S.
•Strong sales growth led by momentum in eCommerce; share gains across grocery, health & wellness and general merchandise categories; customer value proposition with everyday low prices and increased convenience is resonating
•eCommerce sales accelerated with 28% growth reflecting strength in store-fulfilled delivery, advertising and marketplace; sales through expedited store-fulfilled delivery channels grew nearly 70%
•Strong advertising growth continued, including a 33% increase in Walmart Connect sales (ex-VIZIO)
•Gross profit rate increased 19 bps; membership income grew double-digits; operating expense deleveraged 15 bps
•Operating income grew faster than sales, up 6.3%, reflecting strong inventory management and improved eCommerce economics, aided by continued improvement in business mix
•Inventory increased 2.6%, approximately half the rate of sales growth, while maintaining healthy in-stock levels

Walmart International	Q3 FY26	Q3 FY25	Change
Net sales	$33.5	$30.3	$3.3	10.8%
Net sales (cc)[1]	$33.7	$30.3	$3.5	11.4%
Operating income	$0.7	$1.2	$(0.5)	(41.7%)
Adjusted operating income (cc)[1]	$1.4	$1.2	$0.2	16.9%

Walmart International
•Growth in net sales (cc)1 led by Flipkart, China, and Walmex; transaction counts & unit volumes up across markets
•Strong growth from both stores and eCommerce; continued momentum across all categories
•eCommerce sales up 26%, led by marketplace and store-fulfilled pickup & delivery; digital mix up across markets
•Timing of Flipkart’s Big Billion Days (“BBD”) event benefited sales growth in Q3 and will negatively affect Q4 growth
•Advertising business3 grew 34%, led by Flipkart, benefited by BBD timing
•Operating income affected by $0.7 billion share-based compensation charge at PhonePe in advance of potential IPO
•Adjusted operating income growth (cc)1 across markets; benefited by lower losses in eCommerce

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	Q3 FY26	Q3 FY25	Change
Net sales	$23.6	$22.9	$0.7	3.1%
Net sales (ex. fuel)	$21.1	$20.3	$0.9	4.4%
Comp sales (ex. fuel)[1]	3.8%	7.0%	NP	NP
Transactions	3.9%	6.4%	NP	NP
Average ticket	-0.1%	0.5%	NP	NP
eCommerce contribution to comp	~330 bps	~290 bps	NP	NP
Operating income	$0.7	$0.6	$0.0	5.8%

Sam’s Club U.S.
•Sales strength led by grocery and general merchandise with continued share gains
•Comp sales driven by increased transactions and unit volumes
◦Prior year comp sales reflect a ~120 bps positive impact from port disruptions
•eCommerce sales up 22% with continued strong growth in club-fulfilled pickup & delivery
•Membership income grew 7.1% with steady growth in member counts, renewal rates, and Plus members

1 See Supplemental Financial Information for additional information.
NP - Not provided

Guidance

The following forward-looking statements reflect the Company’s expectations as of November 20, 2025, and are subject to substantial uncertainty. The Company’s results may be materially affected by many factors, such as fluctuations in foreign currency exchange rates, changes in global economic and geopolitical conditions, tariff and trade policies, customer demand and spending, inflation, interest rates, world events, expenses pertaining to general liability claims, for which we self-insure, and the various other factors detailed in this release, including those set forth below under the heading Forward-looking statements. Additionally, guidance is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results.

Fiscal year 2026

The Company’s fiscal year guidance is based on the following FY25 figures: Net sales: $674.5 billion, adjusted operating income[1]: $29.5 billion, and adjusted EPS[1]: $2.51.

Consolidated metric	Original from 2.20.2025	As of 8.21.2025	As of 11.20.25
Net sales (cc)	Increase 3.0% to 4.0% •Including approximately 20 bps headwind from lapping leap year •Including approximately 20 bps tailwind from acquisition of VIZIO	Increase 3.75% to 4.75%	Increase 4.8% to 5.1%
Adj. operating income (cc)	Increase 3.5% to 5.5% •Including approximately 70 bps headwind from lapping leap year •Including approximately 80 bps headwind from acquisition of VIZIO	Unchanged	Increase 4.8% to 5.5%
Interest, net	Increase approximately $100M to $200M	Unchanged	Unchanged
Effective tax rate	Approximately 23.5% to 24.5%	Unchanged	Mid to low-end of prior range
Non-controlling interest	Relatively flat	Unchanged	Unchanged
Adjusted EPS	$2.50 to $2.60, including approximately $0.05 headwind from currency	$2.52 to $2.62, including $0.02 to $0.03 headwind from currency	$2.58 to $2.63, including $0.01 to $0.02 headwind from currency
Capital expenditures	Approximately 3.0% to 3.5% of net sales	Unchanged	Approximately 3.5%
[1] For relevant non-GAAP reconciliations, see Q4 FY25 earnings release furnished on Form 8-K on February 20, 2025. cc - constant currency

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About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Meggan Kring – (800) 331-0085

Forward-looking statements

This release and related management commentary contains statements that may be "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Statements of our guidance, projections, estimates, expectations, plans, and objectives for the remainder of fiscal 2026 in this release and related management commentary are forward-looking statements. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. These forward-looking statements can be identified by their use of words or phrases such as “anticipate,” “could,” “could be,” “believe,” “expect,” “forecast,” “plan,” “projected,” “will be” “will improve,” variations of such words or phrases or similar words and phrases denoting anticipated or expected occurrences or results. The forward-looking statements that we make are based on our knowledge of our business and our operating environment and assumptions that we believe to be or will believe to be reasonable when such forward-looking statements were or are made. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of pandemics on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; our ability to successfully integrate acquired businesses, including within the eCommerce space; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average ticket in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; trends in consumer shopping habits around the world and in the markets in which we operate; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; transportation, energy and utility costs; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; expenses pertaining to general liability claims, for which we self-insure, and insurance costs; consumer enrollment in health and drug insurance programs and such programs’ reimbursement rates and drug formularies; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events and catastrophic events; and changes in generally accepted accounting principles in the United States.
Our most recent annual report on Form 10-K and subsequent quarterly reports filed with the SEC discusses other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made in the release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
This release and related management commentary references certain non-GAAP measures as defined under SEC rules, including net sales and operating income on a constant currency basis, adjusted operating income, free cash flow, and return on investment. Information about the non-GAAP measures as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures for the applicable periods can be found in our previously filed reports on Form 10-K and earnings releases filed via Form 8-K with the SEC, which are available at stock.walmart.com.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions, except per share data)	2025	2024	Percent Change	2025	2024	Percent Change
Revenues:
Net sales	$177,769	$168,003	5.8%	$517,500	$495,708	4.4%
Membership and other income	1,727	1,585	9.0%	5,007	4,723	6.0%
Total revenues	179,496	169,588	5.8%	522,507	500,431	4.4%
Costs and expenses:
Cost of sales	134,706	127,340	5.8%	391,780	375,581	4.3%
Operating, selling, general and administrative expenses	38,094	35,540	7.2%	109,610	103,361	6.0%
Operating income	6,696	6,708	(0.2%)	21,117	21,489	(1.7%)
Interest:
Debt	563	496	13.5%	1,733	1,650	5.0%
Finance lease	121	122	(0.8%)	357	361	(1.1%)
Interest income	(93)	(140)	(33.6%)	(280)	(368)	(23.9%)
Interest, net	591	478	23.6%	1,810	1,643	10.2%
Other (gains) and losses	(2,081)	132	NM	(4,192)	500	NM
Income before income taxes	8,186	6,098	34.2%	23,499	19,346	21.5%
Provision for income taxes	2,098	1,384	51.6%	5,621	4,614	21.8%
Consolidated net income	6,088	4,714	29.1%	17,878	14,732	21.4%
Consolidated net (income) loss attributable to noncontrolling interest	55	(137)	NM	(222)	(550)	(59.6%)
Consolidated net income attributable to Walmart	$6,143	$4,577	34.2%	$17,656	$14,182	24.5%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.77	$0.57	35.1%	$2.21	$1.76	25.6%
Diluted net income per common share attributable to Walmart	$0.77	$0.57	35.1%	$2.20	$1.75	25.7%

Weighted-average common shares outstanding:
Basic	7,974	8,038		7,987	8,044
Diluted	8,011	8,082		8,026	8,082

Dividends declared per common share	$—	$—		$0.94	$0.83

NM: Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	October 31,	January 31,	October 31,
(Amounts in millions)	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$10,582	$9,037	$10,049
Receivables, net	12,115	9,975	10,039
Inventories	65,354	56,435	63,302
Prepaid expenses and other	4,869	4,011	3,548
Total current assets	92,920	79,458	86,938

Property and equipment, net	130,201	119,993	116,598
Operating lease right-of-use assets	14,501	13,599	13,701
Finance lease right-of-use assets, net	6,138	6,112	6,227
Goodwill	28,722	28,792	27,942
Other long-term assets	16,173	12,869	11,993
Total assets	$288,655	$260,823	$263,399

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$8,401	$3,068	$3,579
Accounts payable	67,156	58,666	62,863
Dividends payable	1,908	—	1,674
Accrued liabilities	31,521	29,345	28,117
Accrued income taxes	789	608	783
Long-term debt due within one year	3,523	2,598	3,246
Operating lease obligations due within one year	1,592	1,499	1,507
Finance lease obligations due within one year	842	800	789
Total current liabilities	115,732	96,584	102,558

Long-term debt	34,445	33,401	33,645
Long-term operating lease obligations	13,705	12,825	12,927
Long-term finance lease obligations	5,916	5,923	6,056
Deferred income taxes and other	16,345	14,398	13,748

Commitments and contingencies

Redeemable noncontrolling interest	306	271	189

Shareholders’ equity:
Common stock	797	802	803
Capital in excess of par value	6,863	5,503	5,395
Retained earnings	101,558	98,313	94,435
Accumulated other comprehensive loss	(13,124)	(13,605)	(12,525)
Total Walmart shareholders’ equity	96,094	91,013	88,108
Nonredeemable noncontrolling interest	6,112	6,408	6,168
Total shareholders’ equity	102,206	97,421	94,276
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$288,655	$260,823	$263,399

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	October 31,
(Amounts in millions)	2025	2024
Cash flows from operating activities:
Consolidated net income	$17,878	$14,732
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	10,462	9,599
Investment (gains) and losses, net	(4,123)	654
Deferred income taxes	2,310	(245)
Other operating activities	2,976	1,685
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(2,128)	(1,395)
Inventories	(8,221)	(9,200)
Accounts payable	7,277	7,406
Accrued liabilities	894	(807)
Accrued income taxes	127	489
Net cash provided by operating activities	27,452	22,918

Cash flows from investing activities:
Payments for property and equipment	(18,627)	(16,696)
Proceeds from the disposal of property and equipment	69	358
Proceeds from disposal of certain strategic investments	799	3,813
Other investing activities	(1,271)	(136)
Net cash used in investing activities	(19,030)	(12,661)

Cash flows from financing activities:
Net change in short-term borrowings	5,313	2,680
Proceeds from issuance of long-term debt	3,983	—
Repayments of long-term debt	(2,625)	(2,817)
Dividends paid	(5,630)	(5,004)
Purchase of Company stock	(7,008)	(3,049)
Other financing activities	(1,045)	(1,483)
Net cash used in financing activities	(7,012)	(9,673)

Effect of exchange rates on cash, cash equivalents and restricted cash	151	(351)

Net increase in cash, cash equivalents and restricted cash	1,561	233
Cash, cash equivalents and restricted cash at beginning of year	9,536	9,935
Cash, cash equivalents and restricted cash at end of period	$11,097	$10,168

Walmart Inc. Supplemental Financial Information (Unaudited)

Segment information	Three Months Ended					Nine Months Ended
	October 31,					October 31,
(dollars in millions)	2025		2024			2025		2024
Walmart U.S.	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg
Net sales	$120,678	NP	$114,875	NP	5.1%	$353,752	NP	$338,892	NP	4.4%
Membership and other income[2]	665	NP	618	NP	7.6%	1,950	NP	1,835	NP	6.3%
Gross profit[3]	33,312	27.6%	31,491	27.4%	5.8%	97,797	27.6%	92,893	27.4%	5.3%
Operating expenses[3]	28,197	23.4%	26,674	23.2%	5.7%	81,542	23.1%	77,370	22.8%	5.4%
Operating income	5,780	4.8%	$5,435	4.7%	6.3%	$18,205	5.1%	$17,358	5.1%	4.9%
Adjusted operating income[4]	5,780	4.8%	$5,435	4.7%	6.3%	$18,205	5.1%	$17,488	5.2%	4.1%

Walmart International
Net sales	$33,541	NP	$30,277	NP	10.8%	$94,496	NP	$89,677	NP	5.4%
Membership and other income[2]	391	NP	367	NP	6.5%	1,151	NP	1,122	NP	2.6%
Gross profit[3]	7,002	20.9%	6,529	21.6%	7.2%	20,021	21.2%	19,649	21.9%	1.9%
Operating expenses[3]	6,691	19.9%	5,692	18.8%	17.6%	17,979	19.0%	16,674	18.6%	7.8%
Operating income	$702	2.1%	$1,204	4.0%	(41.7%)	$3,193	3.4%	$4,097	4.6%	(22.1%)
Adjusted operating income (cc)[4]	1,407	NP	$1,204	NP	16.9%	$4,164	NP	$4,097	NP	1.6%

Sam’s Club U.S.
Net sales	$23,550	NP	$22,851	NP	3.1%	$69,252	NP	$67,139	NP	3.1%
Membership and other income[2]	665	NP	588	NP	13.1%	1,889	NP	1,728	NP	9.3%
Gross profit[3]	2,749	11.7%	2,643	11.6%	4.0%	7,902	11.4%	7,585	11.3%	4.2%
Operating expenses[3]	2,743	11.6%	2,597	11.4%	5.6%	7,945	11.5%	7,483	11.1%	6.2%
Operating income	$671	2.8%	$634	2.8%	5.8%	$1,846	2.7%	$1,830	2.7%	0.9%
Adjusted operating income[4]	$671	2.8%	$634	2.8%	5.8%	$1,926	2.8%	$1,830	2.7%	5.2%

Corporate and support
Membership and other income[2]	$6	NP	$12	NP	(50.0%)	$17	NP	$38	NP	(55.3%)
Operating expenses[3]	463	0.3%	577	0.3%	(19.8%)	2,144	0.4%	1,834	0.4%	16.9%
Operating loss	$(457)	(0.3%)	$(565)	(0.3%)	(19.1%)	$(2,127)	(0.4%)	$(1,796)	(0.4%)	18.4%

Consolidated
Net sales	$177,769	NP	$168,003	NP	5.8%	$517,500	NP	$495,708	NP	4.4%
Membership and other income[2]	1,727	NP	1,585	NP	9.0%	5,007	NP	4,723	NP	6.0%
Gross profit[3]	43,063	24.2%	40,663	24.2%	5.9%	125,720	24.3%	120,127	24.2%	4.7%
Operating expenses[3]	38,094	21.4%	35,540	21.2%	7.2%	109,610	21.2%	103,361	20.9%	6.0%
Operating income	$6,696	3.8%	$6,708	4.0%	(0.2%)	$21,117	4.1%	$21,489	4.3%	(1.7%)
Adjusted operating income (cc)[4]	$7,246	NP	$6,708	NP	8.0%	$22,523	NP	$21,744	NP	3.6%
1 Corporate and support shown as percentage of consolidated net sales.
2 Membership and other income includes membership fees and other items such as rental and tenant income, recycling income, gift card breakage income, as well as other income from corporate campus facilities.
3 Gross profit defined as net sales less cost of sales. Operating expenses refers to operating, selling, general and administrative expenses.
4 See additional information at the end of the release regarding non-GAAP financial measures.
NP - Not provided

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/31/2025	10/25/2024	10/31/2025	10/25/2024	10/31/2025	10/25/2024
Walmart U.S.	4.6%	5.1%	4.5%	5.3%	0.1%	(0.2%)
Sam’s Club U.S.	2.6%	3.7%	3.8%	7.0%	(1.2%)	(3.3%)
Total U.S.	4.2%	4.8%	4.4%	5.5%	(0.2%)	(0.7%)

Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2025.

	Three Months Ended October 31, 2025				Nine Months Ended October 31, 2025
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2025	Percent Change[1]	2025	Percent Change[1]	2025	Percent Change[1]	2025	Percent Change[1]
Total revenues:
As reported	$33,932	10.7%	$179,496	5.8%	$95,647	5.3%	$522,507	4.4%
Currency exchange rate fluctuations	193	N/A	193	N/A	4,088	N/A	4,088	N/A
Total revenues (cc)	$34,125	11.4%	$179,689	6.0%	$99,735	9.8%	$526,595	5.2%

Net sales:
As reported	$33,541	10.8%	$177,769	5.8%	$94,496	5.4%	$517,500	4.4%
Currency exchange rate fluctuations	191	N/A	191	N/A	4,049	N/A	4,049	N/A
Net sales (cc)	$33,732	11.4%	$177,960	5.9%	$98,545	9.9%	$521,549	5.2%

Operating income:
As reported	$702	(41.7%)	$6,696	(0.2%)	$3,193	(22.1%)	$21,117	(1.7%)
Currency exchange rate fluctuations	(56)	N/A	(56)	N/A	210	N/A	210	N/A
Operating income (cc)	$646	(46.3%)	$6,640	(1.0%)	$3,403	(16.9%)	$21,327	(0.8%)
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of adjusted operating income and adjusted operating income in constant currency for the three and nine months ended October 31, 2025, and the calculation of adjusted operating income for the three and nine months ended October 31, 2024.

	Three Months Ended October 31,
	Walmart International		Consolidated
(Dollars in millions)	2025	2024	2025	2024
Operating income:
Operating income, as reported	$702	$1,204	$6,696	$6,708
Incremental non-cash share-based compensation expense[1]	722	—	722	—
Certain legal matter[2]	—	—	(155)	$—
Adjusted operating income	$1,424	$1,204	$7,263	$6,708
Percent change[4]	18.3%	NP	8.3%	NP
Currency exchange rate fluctuations	(17)	—	(17)	—
Adjusted operating income (cc)	$1,407	$1,204	$7,246	$6,708
Percent change[4]	16.9%	NP	8.0%	NP

	Nine Months Ended October 31,
	Walmart U.S.		Walmart International		Sam’s Club U.S.		Consolidated
(Dollars in millions)	2025	2024	2025	2024	2025	2024	2025	2024
Operating income:
Operating income, as reported	$18,205	$17,358	$3,193	$4,097	$1,846	$1,830	$21,117	$21,489
Incremental non-cash share-based compensation expense[1]	—	—	722	—	—	—	722	—
Certain legal matters[2]	—	—	—	—	—	—	285	—
Business reorganization charges[3]	—	130	—	—	80	—	150	255
Adjusted operating income	$18,205	$17,488	$3,915	$4,097	$1,926	$1,830	$22,274	$21,744
Percent change[4]	4.1%	NP	(4.4%)	NP	5.2%	NP	2.4%	NP
Currency exchange rate fluctuations			249	—			249	—
Adjusted operating income (cc)			$4,164	$4,097			$22,523	$21,744
Percent change[4]			1.6%	NP			3.6%	NP

1The Company’s PhonePe subsidiary modified certain share-based payment plans in anticipation of a potential initial public offering which triggered incremental non-cash compensation expense. This charge has no realizable tax benefit.
2 Relates to certain legal matters which were outside the normal course of our operations and recorded in Corporate and support. In Q3 FY26, previously accrued charges were reversed upon settlement of a certain legal matter.
3 Business reorganization charges for the nine months ended October 31, 2025 primarily relate to expenses incurred in connection with strategic supply chain decisions made in the Sam’s Club U.S. segment, as well as incremental business reorganization charges recorded in Corporate and support. Business reorganization charges for the nine months ended October 31, 2024 primarily relate to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.
4 Change versus prior year comparable period.
NP - Not provided
“cc” - constant currency

Free cash flow
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $27.5 billion for the nine months ended October 31, 2025, which represents an increase of $4.5 billion when compared to the same period in the prior year. The increase was primarily due to timing of certain payments, increased cash provided by operating income and lower cash tax payments. Free cash flow for the nine months ended October 31, 2025 was $8.8 billion, which represents an increase of $2.6 billion when compared to the same period in the prior year. The increase in free cash flow was due to the increase in net cash provided by operating activities described above, partially offset by an increase of $1.9 billion in capital expenditures to support our investment strategy.
Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2025	2024
Net cash provided by operating activities	$27,452	$22,918
Payments for property and equipment (capital expenditures)	(18,627)	(16,696)
Free cash flow	$8,825	$6,222

Net cash used in investing activities[1]	$(19,030)	$(12,661)
Net cash used in financing activities	(7,012)	(9,673)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.
Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.

We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated adjusted EPS for the three and nine months ended October 31, 2025 by adjusting EPS for the following:
1.unrealized and realized gains and losses on our equity and other investments;
2.an incremental non-cash shared-based compensation expense in Walmart International;
3.charges and settlements related to certain legal matters which were outside the normal course of our operations and recorded in Corporate and support; and
4.business reorganization charges, primarily related to expenses incurred in connection with strategic supply chain decisions made in the Sam’s Club U.S. segment, as well as incremental business reorganization charges recorded in Corporate and support.

	Three Months Ended October 31, 2025[1]
Diluted earnings per share:
Reported EPS				$0.77

Adjustments:	Pre-Tax Impact	Tax Impact[3]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.26)	$0.06	$—	$(0.20)
Incremental non-cash share-based compensation expense[2]	$0.09	$—	$(0.02)	$0.07
Certain legal matter[4]	$(0.03)	$0.01	$—	(0.02)
Net adjustments				$(0.15)

Adjusted EPS				$0.62

	Nine Months Ended October 31, 2025[1]
Diluted earnings per share:
Reported EPS				$2.20

Adjustments:	Pre-Tax Impact	Tax Impact[3]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.52)	$0.12	$—	$(0.40)
Incremental non-cash share-based compensation expense[2]	0.09	—	(0.02)	0.07
Certain legal matters[4]	0.04	(0.01)	—	0.03
Business reorganization charges	0.02	(0.01)	—	0.01
Net adjustments				$(0.29)

Adjusted EPS				$1.91
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The Company’s PhonePe subsidiary modified certain share-based payment plans in anticipation of a potential initial public offering which triggered incremental non-cash compensation expense.
3The reported effective tax rate was 25.6% and 23.9% for the three and nine months ended October 31, 2025, respectively. Adjusted for the above items, the effective tax rate was 22.9% and 23.3% for the three and nine months ended October 31, 2025. The incremental non-cash share-based compensation expense had no tax benefit.
4 Relates to certain legal matters which were outside the normal course of our operations and recorded in Corporate and support. In Q3 FY26, previously accrued charges were reversed upon settlement of a certain legal matter.

As previously disclosed in our third quarter ended October 31, 2024 press release, we have calculated adjusted EPS for the three and nine months ended October 31, 2024 for the following:
1.unrealized and realized gains and losses on our equity and other investments; and
2.business reorganization charges, primarily related to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.

	Three Months Ended October 31, 2024[1]
Diluted earnings per share:
Reported EPS				$0.57

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.02	$(0.01)	$—	$0.01

Adjusted EPS				$0.58

	Nine Months Ended October 31, 2024[1]
Diluted earnings per share:
Reported EPS				$1.75

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.08	$(0.01)	$—	$0.07
Business reorganization charges	0.03	(0.01)	—	0.02
Net adjustments				$0.09

Adjusted EPS				$1.84
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 22.7% and 23.8% for the three and nine months ended October 31, 2024, respectively. Adjusted for the above items, the effective tax rate was 23.0% and 23.8% for the three and nine months ended October 31, 2024.

Return on investment
We include return on assets ("ROA") and return on investment (“ROI”) as metrics to assess our return on capital. ROA is the most directly comparable measure based on our financial statements presented in accordance with GAAP, while ROI is considered a non-GAAP financial measure. Management believes ROI is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in ROA, the most directly comparable GAAP financial measure. ROA is consolidated net income for the period divided by average total assets for the period. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for that period. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.
ROA was 8.4 percent and 7.8 percent for the trailing 12 months ended October 31, 2025 and 2024, respectively. The increase in ROA was primarily due to an increase in net income as a result of net increases in the fair value of our equity and other investments combined with higher operating income, offset by an increase in average total assets due to higher purchases of property and equipment. ROI was 14.8 percent and 15.1 percent for the trailing 12 months ended October 31, 2025 and 2024, respectively. The decrease in ROI was the result of an increase in average invested capital due to higher purchases of property and equipment. ROI benefited from increased operating income due to improved business performance, which was partially offset by the incremental non-cash share-based compensation charge at PhonePe as well as other business restructuring and certain legal matters.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

CALCULATION OF RETURN ON ASSETS

		Trailing Twelve Months Ended
		October 31,
(Dollars in millions)		2025	2024
Numerator
Consolidated net income		$23,303	$20,410
Denominator
Average total assets[1]		276,027	261,287
Return on assets (ROA)		8.4%	7.8%

CALCULATION OF RETURN ON INVESTMENT

		Trailing Twelve Months Ended
		October 31,
(Dollars in millions)		2025	2024
Numerator
Operating income		$28,976	$28,743
+ Interest income		393	513
+ Depreciation and amortization		13,837	12,715
+ Rent		2,402	2,329
ROI operating income		$45,608	$44,300

Denominator
Average total assets[1]		$276,027	$261,287
'+ Average accumulated depreciation and amortization[1]		126,953	120,464
'- Average accounts payable[1]		65,010	61,956
'- Average accrued liabilities[1]		29,819	27,125
Average invested capital		$308,151	$292,670
Return on investment (ROI)		14.8%	15.1%

	October 31,
Certain Balance Sheet Data	2025	2024	2023

Total assets	$288,655	$263,399	$259,174
Accumulated depreciation and amortization	131,099	122,806	118,122
Accounts payable	67,156	62,863	61,049
Accrued liabilities	31,521	28,117	26,132
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.